EXHIBIT 21
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                         SUBSIDIARIES OF THE REGISTRANT





Spire Biomedical, Inc.       Incorporated on 25 October 2000
                             Under the laws of the Commonwealth of Massachusetts




Spire Solar, Inc.            Incorporated on 5 December 2002
                             Under the laws of the Commonwealth of Massachusetts